Exhibit 10.27

THIRD AMENDMENT

TO

REVOLVING SUBORDINATED LOAN AGREEMENT

THIS SECOND AMENDMENT TO the Revolving Subordinated Loan Agreement is dated this 31st day of August, 2005 (“Amendment Agreement”) by and between Deere Credit, Inc. (Lender) and FC Stone L.L.C. (Borrower), an Iowa Limited Liability corporation (“Borrower).

RECITALS

A.	Whereas, Borrower and Lender entered into a Revolving Subordinated Loan Agreement dated as of November 21, 2002, that also governs the Transaction Documents referenced therein, and as may have been previously amended or modified, including a First Amendment to Revolving Subordinated Loan Agreement which provided for an increase in the amount of the loan commitment of $2,000,000 making a total amended loan and commitment of $7,000,000 (the “Credit”).

B.	Whereas, Borrower requested that the Due Date of the Loan be extended to December 1, 2006, and Deere approved this request as provided for the in Second Amendment to the Revolving Subordinated Loan Agreement, dated February 28, 2005, that provided for extension of the Due Date to December 1, 2006.

C.	Borrower has requested certain changes to the Revolving Subordinated Loan Agreement including both the addition of permissive prepayment language, as well as amending the language to include risk based capital requirements, and this requested has been approved by Deere.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, including the mutual promises and agreements contained herein, the parties hereto hereby agree as follows:

1. DEFINITIONS. Capitalized terms used herein without definition shall have the definition given to them in the Revolving Subordinated Loan Agreement, herein referenced above, or as defined by other transaction documents referenced therein, as may be amended, if so defined therein.

2. AMENDMENTS TO REVOLVING SUBORDINATED LOAN AGREEMENT. The parties hereto agree that the Agreement shall be amended as follows:

2.1 Paragraph 7 shall be deleted and amended in its entirety to read as follows:

7(a)

Borrower, at its option, but not at the option of Lender, may make a payment of all or any portion of the Indebtedness prior to the scheduled Maturity Date (hereinafter referred to as a “Prepayment”). No Prepayment may be made before the expiration of one year from the date this Agreement becomes effective unless it is a Special Prepayment made pursuant to paragraph 7(b) hereof. No prepayment shall be made if, after giving effect thereto (and to all payments of payment obligations under any other subordination agreements then outstanding, the maturity or accelerated maturities of which are scheduled to fall due within six months after the date such Prepayment is to occur pursuant to this provision, or on or prior to the date on which the payment obligation with respect to such Prepayment is scheduled to mature disregarding this provision, whichever date is earlier) without reference to any projected profit or loss of the Borrower, the Adjusted Net Capital of the Borrower is less than the greatest of 1) 120% of the appropriate minimum dollar amount required by CFTC Regulations, or 2) 120% of the firm’s risk based capital requirement calculated in accordance with CFTC Regulations, or 3) if the Borrower is a securities broker or dealer, the amount of net capital specified in Rule 15c3-1d(b)(7) of the Regulations of the Securities and Exchange Commission [17C.F.R.240.15c3-1d(b)(7)] or 4) the minimum capital requirement as defined by the DSRO. Notwithstanding the above, no prepayment shall occur without the prior written approval of the Designated Self-Regulatory Organization.

7(b)	Borrower, as its option, but not at the option of Lender, may make a prepayment within one year of the effective date of this Agreement (hereinafter referred to as a “Special Prepayment”) if the written consent of the Designated Self-Regulatory Organization is first obtained. Provided, however, that no such Special Prepayment shall be made if:

(i)	After giving effect thereto (and to all payments of payment obligations under any other subordination agreements then outstanding, the maturities or accelerated maturities of which are scheduled to fall due within six months after the date such Special Prepayment is to occur pursuant to this provision, or on or prior to the date on which the payment obligation in respect to such Special Prepayment is scheduled to mature disregarding this provision, whichever date is earlier) without reference to any projected profit or loss of the Borrower, the Adjusted Net Capital of the Borrower is less than the greatest of 1) 200% of the appropriate minimum dollar amount required by CFTC Regulations, or 2) 125% of the firm’s risk based capital requirement calculated in accordance with CFTC Regulations, or 3) if the Borrower is a securities broker or dealer, the amount of net capital specified in Rule 15c3-1d(c)(5)(ii) of the regulations of the Securities and Exchange Commission, [17C.F.R.240.15c3-1d(5)(ii)] or 4) the minimum capital requirement as defined by the DSRO; or

(ii)	Pre-tax losses during the latest three month period were greater than 15% of current excess adjusted Net Capital.

2.2	Paragraph 3 shall be deleted and amended in its entirety to read as follows:

8(a)

The payment obligation of the Borrower in respect of this Agreement shall be suspended and shall not mature if, after giving effect to payment of such payment obligation (and to all payments of payment obligations of the Borrower under any other subordination agreements then outstanding which are scheduled to mature on or before such payment obligation), the Adjusted Net Capital of the Borrower would be less than the greatest of 1) 120% of the appropriate minimum dollar amount required by CFTC Regulations, or

2) 120% of the firm’s risk based capital requirement calculated in accordance with CFTC Regulations, or 3) if the Borrower is a securities broker or dealer, the amount of net capital specified in Rule 15c3-1d(b)(8)(i) of the Regulations of the Securities and Exchange Commission, [17C.F.R. 240.15c3-1d(b)(8)(i)] or 4) the minimum capital requirement as defined by the DSRO. [Provided that if the payment obligation of the Borrower hereunder does not mature and is suspended as a result of the requirements of this paragraph for a period of not less than six months, the Borrower shall then commence the rapid and orderly liquidation of its entire business, but the right of the Lender to receive payment, together with accrued interest or compensation shall remain subordinate as required by the provisions of this Agreement.

(b)	In the event the Borrower is required to commence a rapid and orderly liquidation, as permitted in paragraph 8(a), the date on which the liquidation commences shall be the maturity date for any subordination agreement of the Borrower then outstanding, but the rights of the respective lenders to receive payment, together with accrued interest or compensation, shall remain subordinate as required by the provisions of such agreements.

2.3 Paragraph 11 shall be deleted and amended in its entirety to read as follows:

11.	The Borrower shall immediately notify the Designated Self-Regulatory Organization and the Commission, if after giving effect to all payments of payment obligations under subordination agreements then outstanding which are then due or mature within the following six months without reference to any projected profit or loss of the Borrower, its adjusted net capital would be less than the greatest of 1) 120% of the appropriate minimum dollar amount required by CFTC Regulations, or 2) 120% of the firm’s risk based capital requirement calculated in accordance with CFTC Regulations, or 3) if Borrower is a securities broker or dealer, the amount of net capital specified in Rule 15c3-1d(c)(2) of the Regulations of the Securities and Exchange Commission, [17C.F.R. 240.15c3-1d(b)(c)(2] or 4) the minimum capital requirement defined by the DSRO.

3. Borrower’s Representations. Borrower hereby represents and warrants that, after giving effect to this Amendment Agreement and the transactions contemplated hereby, no Event of Default has occurred and is continuing under the Revolving Subordinated Loan Agreement or related transaction documents.

4. General Provisions.

4.1 The Revolving Subordinated Loan Agreement, except as expressly modified herein, shall continue in full force and effect and be binding upon the parties thereto.

4.2 The execution, delivery and effectiveness of this Amendment Agreement shall not operate as a waiver of any right, power or remedy Lender may have under any of the loan documents, nor constitute a waiver of any provision of any of the transaction documents, and the Revolving Subordinated Loan Agreement, as expressly modified hereby, and each of the other transaction documents, are hereby ratified and confirmed and shall continue in full force and effect and be binding upon the parties thereto. Any direct or indirect reference in the transaction documents to the “Revolving Subordinated Loan Agreement” shall be deemed to be a reference to the Revolving Subordinated Loan Agreement as amended by this Amended Agreement.

5. Governing Law. This Amendment Agreement shall be governed by and construed in accordance with the laws of the State of Iowa or by the laws of the State of Illinois/New York as such may so be judicially determined.

6. IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to the Revolving Subordinated Loan Agreement to be executed by their duly authorized officers as of the date shown above.

DEER CREDIT, INC.		FC STONE, L.L.C.

By:	/s/ Jack Harris	By:	/s/ Robert V. Johnson
Print Name:	Jack Harris	Print Name:	Robert V. Johnson
Title:	AFS Admin	Title:	Executive V. P.